Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1987

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY PARTNERS, L.P. REPORTS FOURTH QUARTER 2013 RESULTS

•	Net income attributable to SXCP was $17.3 million, or $0.53 per unit, in fourth quarter and $58.6 million, or $1.81 per unit, in full year 2013

•	Adjusted EBITDA rose $7.4 million to $41.0 million in fourth quarter and $27.8 million to $155.2 million in full year 2013. The portion attributable to SXCP was $27.6 million and $103.5 million for the quarter and full year, respectively

•	Distributable cash flow totaled $18.9 million in fourth quarter and $78.0 million on a proforma basis for full year 2013, resulting in coverage ratios of 1.24x and 1.28x, respectively

•	Fourth quarter 2013 cash distribution per unit of $0.4750 - payable on February 28, 2014 - represents a 10 percent increase over third quarter 2013 per unit rate of $0.4325 and a 15 percent increase over the minimum quarterly distribution of $0.4125

Lisle, IL (January 30, 2014)—SunCoke Energy Partners, L.P. (NYSE: SXCP) today reported fourth quarter 2013 net income attributable to SXCP of $17.3 million, or $0.53 per unit. Full year 2013 net income attributable to SXCP was $58.6 million, or $1.81 per unit. Prior year net income of $15.3 million for the quarter and $56.8 million for the year is not comparable as these results are before the initial public offering of a 65 percent percent interest in our sponsor’s, SunCoke Energy, Inc. (NYSE: SXC), Haverhill and Middletown cokemaking facilities.

“SXCP’s first year as a publicly traded master limited partnership was outstanding,” said Fritz Henderson, Chairman and Chief Executive Officer of SXCP. “Full year Adjusted EBITDA was over $155 million and proforma distributable cash flow reached $78 million on the strength of our cokemaking operations and coal logistics acquisitions. As a result, we were able to raise cash distributions per unit three times in 2013 for a total 15 percent increase over our minimum quarterly distribution.”

Henderson continued, “In 2014, we look forward to working with our sponsor to evaluate the potential dropdown of additional cokemaking assets. In addition, we will continue to sustain high-level performance in our existing assets and pursue opportunities to expand our presence in the steel value chain. As we make progress on these priorities, we expect they will help drive potential future increases in cash distributions.”

Consolidated Results	Three Months Ended December 31,			Years Ended December 31,
(in millions)	2013	2012 (Predecessor)	Increase/ (Decrease)	2013	2012 (Predecessor)	Increase/ (Decrease)
Revenues	$172.7	$186.2	$(13.5)	$687.3	$740.2	$(52.9)
Operating Income	31.5	24.8	6.7	122.8	91.5	31.3
Adjusted EBITDA (1)	41.0	33.6	7.4	155.2	127.4	27.8
Net Income attributable to SXCP/Predecessor (2)	17.3	15.3	2.0	58.6	56.8	1.8

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Prior year results not comparable as they include 100 percent of the operating results of SXC’s Haverhill and Middletown facilities, whereas subsequent to the closing of the initial public offering of SunCoke Energy Partners, L.P. on January 24, 2013, the current year includes 65 percent of their results.

Revenues declined 7.3 percent in fourth quarter 2013 to $172.7 million and 7.2 percent to $687.3 million for full year 2013 versus the same respective prior year periods. The decline in both periods was primarily due to the pass-through of lower coal prices in our cokemaking business, partly offset by revenues generated by our new Coal Logistics segment, which was formed upon our acquisitions of Lakeshore Coal Handling (Lake Terminal) Corporation and Kanawha River Terminals, LLC (KRT). Full year 2013 revenues also benefited from higher coke sales volumes.

Operating income rose 27 percent to $31.5 million in fourth quarter 2013 and 34 percent to $122.8 million for full year 2013 versus the same respective prior year periods. Adjusted EBITDA increased 22 percent to $41.0 million in fourth quarter 2013 and 22 percent to $155.2 million for full year 2013. The increase in operating income and Adjusted EBITDA for both periods reflects higher operating cost recovery at our Middletown cokemaking facility as a result of the transition to a budgeted operating cost per ton from the fixed operating cost per ton that was in effect only in the first year of operation at this facility and the benefit of our new Coal Logistics segment.

Fourth quarter 2013 and full year 2013 net income attributable to SXCP of $17.3 million and $58.6 million is not comparable to prior year, which includes 100 percent of the operating results of SXC’s Haverhill and Middletown facilities.

SEGMENT INFORMATION

Domestic Coke

Domestic Coke business generated $38.2 million in Adjusted EBITDA in fourth quarter 2013, up $4.6 million as compared to fourth quarter 2012, on flat coke sales volumes. Full year 2013 Adjusted EBITDA was $157.3 million on coke sales volumes of 1,793 thousand tons, up $29.9 million and 35 thousand tons, respectively, from the same prior year period.

Coal Logistics

The Coal Logistics segment was formed as a result of our acquisitions of Lake Terminal in third quarter 2013 and KRT in fourth quarter 2013.

In fourth quarter 2013, the Coal Logistics segment handled 3,649 thousand tons of coal, contributing $4.0 million to Adjusted EBITDA. For full year 2013, the segment handled 3,785 thousand tons of coal, contributing $4.7 million to Adjusted EBITDA.

Corporate and Other

Corporate and other costs were $1.2 million in fourth quarter 2013 and $6.8 million for full year 2013.

CASH DISTRIBUTIONS

On January 27, 2014, the Board of Directors of SXCP’s general partner declared a quarterly cash distribution of $0.4750 per limited partnership unit, an increase of 10 percent over the previous quarterly cash distribution rate of $0.4325. This cash distribution will be paid on February 28, 2014 to unit holders of record as of February 14, 2014.

RELATED COMMUNICATIONS

We will host an investor conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.sxcpartners.com. Participants can listen in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735 (international) and referencing confirmation 36415300. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for two weeks by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 3641 5300#.

UPCOMING EVENTS

Our senior management team will host a joint Investor Day with SXC on Tuesday, March 11, 2014 at the New York Stock Exchange. Registration for Investor Day will open the week of February 3, 2014. Presentations will be webcast live and archived for replay for a limited time in the Investor Relations section of the Company’s website at www.sxcpartners.com.

In addition, we plan to participate in the BB&T Commercial and Industrial Conference in Miami, FL on March 27, 2014.

SUNCOKE ENERGY PARTNERS PREDECESSOR

Financial results for periods prior to the January 24, 2013 closing of SXCP’s initial public offering represent the financial results of SXCP’s predecessor, which was comprised of 100 percent of the cokemaking operations and related assets of SXC’s Haverhill and Middletown facilities. These financial results include all revenues, costs, assets and liabilities attributed to the predecessor after the elimination of all significant intercompany accounts and transactions. Upon the closing of the IPO, SXC contributed a 65 percent interest in the predecessor to SXCP. Our financial reporting reflects SXC’s 35 percent ownership interest in these facilities as a noncontrolling interest.

NOTICE

This statement is intended to serve as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d) given by a publicly traded partnership for the nominee to be treated as a withholding agent. Please note that SXCP’s quarterly cash distributions are treated as partnership distributions for federal income tax purposes and that 100 percent of these distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of SXCP’s distributions to a nominee on behalf of foreign investors are subject to federal income tax withholding at the highest marginal tax rate for individuals or corporations, as applicable. Nominees, and not SXCP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly-traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries. Our advanced, heat recovery cokemaking process produces consistently high-quality coke, captures waste heat to generate steam or electricity, and reduces environmental impacts. Our coal handling terminals have the collective capacity to blend and transload more than 30 million tons of coal annually and are strategically located to enable material delivery to U.S. ports in the Gulf Coast, East Coast and Great Lakes. Our General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), the largest independent producer of coke in the Americas, with 50 years of cokemaking experience and an international reputation for leadership, innovation and environmental stewardship in our industry.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to our equity method investment. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes

Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization.

•	Adjusted EBITDA attributable to SXC/SXCP equals Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Adjusted EBITDA/Ton represents Adjusted EBITDA divided by tons sold.

•	Distributable Cash Flow equals Adjusted EBITDA less net cash paid for interest expense, on-going capital expenditures, accruals for replacement capital expenditures, and cash distributions to noncontrolling interests; plus amounts received under the Omnibus Agreement and acquisition expenses deemed to be Expansion Capital under our Partnership Agreement. Distributable Cash Flow is a non-GAAP supplemental financial measure that management and external users of the Partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis;

•	the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•	the Partnership’s ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that Distributable Cash Flow provides useful information to investors in assessing the Partnership’s financial condition and results of operations. Distributable Cash Flow should not be considered an alternative to net income, operating income, cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). Distributable Cash Flow has important limitations as an analytical tool because it excludes some, but not all, items that affect net income and net cash provided by operating activities and used in investing activities. Additionally, because Distributable Cash Flow may be defined differently by other companies in the industry, the Partnership’s definition of Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

•	Ongoing capital expenditures (“capex”) are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capex also includes new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capex does not include normal repairs and maintenance, which are expensed as incurred, or significant capital expenditures. For purposes of calculating distributable cash flow, the portion of ongoing capex attributable to SXCP is used

•	Replacement capital expenditures (“capex”) represents an annual accrual necessary to fund SXCP’s share of the estimated costs to replace or rebuild our facilities at the end of their working lives. This accrual is estimated based on the average quarterly anticipated replacement capital that we expect to incur over the long term to replace our major capital assets at the end of their working lives. The replacement capex accrual estimate will be subject to review and prospective change by SXCP’s general partner at least annually and whenever an event occurs that causes a material adjustment of replacement capex, provided such change is approved by our conflicts committee.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements.” Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting the Company, as well as uncertainties related to: pending or future litigation, legislation, or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of Company management, and upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

The Company has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Company. For information concerning these factors, see the Company’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on the Company’s website at www.sxcpartners.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

###

SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Income

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
		(Predecessor)		(Predecessor)
	(Dollars and units in millions, except per unit)
Revenues
Sales and other operating revenue	$172.7	$186.2	$687.3	$740.2

Costs and operating expenses
Cost of products sold and operating expenses	126.8	147.1	510.1	593.5
Selling, general and administrative expenses	4.9	5.5	21.4	22.0
Depreciation and amortization expense	9.5	8.8	33.0	33.2

Total costs and operating expenses	141.2	161.4	564.5	648.7

Operating income	31.5	24.8	122.8	91.5
Interest expense	3.1	2.5	15.4	10.3

Income before income tax expense	28.4	22.3	107.4	81.2
Income tax expense	0.3	7.0	4.5	24.4

Net income	$28.1	$15.3	$102.9	$56.8

Less: Net income attributable to noncontrolling interests	10.8		40.8

Net income attributable to SunCoke Energy Partners, L.P./ Predecessor	$17.3		$62.1

Less: Predecessor net income prior to initial public offering on January 24, 2013	—		3.5

Net income attributable to Suncoke Energy Partners, L.P. subsequent to initial public offering	$17.3		$58.6

General partner’s interest in net income	$0.7		$1.6
Common unitholders’ interest in net income	$8.3		$28.5
Subordinated unitholders’ interest in net income	$8.3		$28.5
Weighted average common units outstanding (basic and diluted)	15.7		15.7
Weighted average subordinated units outstanding (basic and diluted)	15.7		15.7
Net income per common unit (basic and diluted)	$0.53		$1.81
Net income per subordinated unit (basic and diluted)	$0.53		$1.81

SunCoke Energy Partners, L.P.

Combined and Consolidated Balance Sheets

	Years Ended December 31,
	2013	2012
	(Unaudited)	Predecessor
	(Dollars in millions)
Assets
Cash and cash equivalents	$46.3	$—
Receivables	20.2	27.4
Receivables from affiliates, net	6.4	—
Inventories	59.3	63.2
Deferred income taxes	0.8	—
Other current assets	0.9	—

Total current assets	133.9	90.6

Properties, plants and equipment, net	871.1	768.7
Goodwill and other intangible assets, net	16.0	—
Deferred income taxes	—	21.4
Deferred charges and other assets	6.5	4.8

Total assets	$1,027.5	$885.5

Liabilities and Equity
Accounts payable	$58.7	$41.5
Current portion of long-term debt	40.0	—
Accrued liabilities	6.4	17.0
Interest payable	4.6	—

Total current liabilities	109.7	58.5

Long-term debt	149.7	225.0
Deferred income taxes	2.8	—
Other deferred credits and liabilities	0.6	0.3

Total liabilities	262.8	283.8

Equity
Parent net equity	—	601.7
Held by public:
Common units (13,503,456 units issued and outstanding at December 31, 2013)	240.8	—
Held by parent:
Common units (2,209,697 units issued and outstanding at December 31, 2013)	41.0	—
Subordinated units (15,709,697 units issued and outstanding at December 31, 2013)	290.4	—
General partner interest (2% interest)	8.3	—

Partners’ capital attributable to SunCoke Energy Partners, L.P./ parent net equity	580.5	601.7
Noncontrolling interest	184.2	—

Total equity	764.7	601.7

Total liabilities and partners’/parent net equity	$1,027.5	$885.5

SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Cash Flows

	Years Ended December 31,
	2013	2012
	(Unaudited)	(Predecessor)
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$102.9	$56.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	33.0	33.2
Deferred income tax expense	4.5	24.4
Changes in working capital pertaining to operating activities (net of acquisitions):
Receivables	(24.5)	(0.7)
Receivables from affiliate	(6.4)	—
Inventories	8.3	3.8
Accounts payable	16.7	(21.7)
Accrued liabilities	(13.8)	—
Interest payable	4.6	—
Other	5.0	—

Net cash provided by operating activities	130.3	95.8

Cash Flows from Investing Activities:
Capital expenditures	(41.5)	(17.5)
Acquisitions of businesses, net of cash received	(113.3)	—

Net cash used in investing activities	(154.8)	(17.5)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P., net of offering costs	231.8	—
Proceeds from issuance of long-term debt	150.0	—
Repayment of long-term debt	(225.0)	—
Debt issuance costs	(6.8)	—
Proceeds from revolving facility	40.0	—
Distributions to unitholders (public and parent)	(37.2)	—
Distributions to SunCoke Energy, Inc.	(82.9)	—
Capital contribution from SunCoke Energy Partners GP LLC	0.9	—
Net transfer to parent	—	(78.3)

Net cash provided by (used in) financing activities	70.8	(78.3)

Net increase in cash and cash equivalents	46.3	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$46.3	$—

SunCoke Energy Partners, L.P.

Segment Operating Data

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
		(Predecessor)		(Predecessor)
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$161.3	$186.2	$674.8	$740.2
Coal Logistics	11.4		12.5
Coal Logistics intersegment sales	1.1		1.1
Elimination of intersegment sales	(1.1)		(1.1)

Total	$172.7	$186.2	$687.3	$740.2

Adjusted EBITDA:
Domestic Coke	$38.2	$33.6	$157.3	$127.4
Coal Logistics	4.0		4.7
Corporate and Other(1)	(1.2)		(6.8)

Total	$41.0	$33.6	$155.2	$127.4

Coke Operating Data:
Coke capacity utilization (%)	107	107	108	107
Coke production volumes (thousands of tons)	446	443	1,790	1,766
Coke sales volumes (thousands of tons)	440	440	1,793	1,758
Coke Adjusted EBITDA per ton(2)	$86.82	$76.36	$87.73	$72.47
Coal Logistics Operating Data:
Coal tons handled (thousands of tons)	3,649		3,785
Coal Logistics Adjusted EBITDA per ton(2)	$1.10		$1.24

(1)	There were no Corporate and other costs in 2012 as this period was prior to the formation the Partnership. The predecessor results reflect our combined consolidated carve-out financial statements, which includes all expenses allocable to our business within Domestic Coke.
(2)	Reflects Adjusted EBITDA divided by sales volumes.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
		Predecessor		Predecessor
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P./Predecessor	$27.6	$33.6	$103.5	$127.4
Add: Adjusted EBITDA attributable to noncontrolling interest (1)	13.4	—	51.7	—

Adjusted EBITDA	$41.0	$33.6	$155.2	$127.4

Subtract:
Depreciation expense	9.5	8.8	33.0	33.2
Interest expense, net	3.1	2.5	15.4	10.3
Income tax expense	0.3	7.0	4.5	24.4
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(2)	—	—	(0.6)	2.7

Net income	$28.1	$15.3	$102.9	$56.8

(1)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest share of interest, taxes and depreciation.
(2)	At December 31, 2012, we had $12.4 million in accrued sales discounts to be paid to our customer at our Haverhill facility. During the first quarter of 2013, we settled this obligation for $11.8 million which resulted in a gain of $0.6 million. This gain is recorded in sales and other operating revenue on our combined and consolidated statement of income.

Adjusted EBITDA to Net Income Disaggregated for Periods Prior to and Subsequent to our IPO

	SunCoke Energy Partners, L.P. Predecessor	SunCoke Energy Partners, L.P.	Year Ended December 31, 2013
	Through January 23, 2013	From January 24, 2013
	(Dollars in millions)
Adjusted EBITDA attributable to Predecessor/SunCoke Energy Partners, L.P.	$9.7	$93.8	$103.5
Add: Adjusted EBITDA attributable to noncontrolling interest(1)	—	$51.7	51.7

Adjusted EBITDA	$9.7	$145.5	$155.2

Subtract:
Depreciation expense	1.9	$31.1	33.0
Interest expense, net	0.6	$14.8	15.4
Income tax expense	3.7	$0.8	4.5
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	—	$(0.6)	(0.6)

Net income	$3.5	$99.4	$102.9

(1)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest share of interest, taxes and depreciation.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Reconciliation of Adjusted EBITDA and

Distributable Cash Flow to Net Income

($ in Millions)	For Three Months Ended December 31, 2013	Full Year Ended December 31, 2013
	(As Reported)	(As Reported)	(Proforma Adjustment)	(Proforma)
Net cash provided by operating activities	$60.6	$130.3	$(0.2)	$130.1
Depreciation and amortization expense	(9.5)	(33.0)		(33.0)
Changes in working capital and other	(23.0)	5.6		5.6

Net income	$28.1	$102.9	$(0.2)	$102.7

Add:
Depreciation and amortization expense	$9.5	$33.0		$33.0
Interest expense, net	3.1	15.4		15.4
Income tax expense	0.3	4.5		4.5
Sales discounts	—	(0.6)		(0.6)

Adjusted EBITDA	$41.0	$155.2	$(0.2)	$155.0

Adjusted EBITDA attributable to NCI	(13.4)	(51.7)	(3.4)	(55.1)

Adjusted EBITDA attributable to SXCP	$27.6	$103.5	$(3.6)	$99.9

Less:
Ongoing capex	(5.0)	(9.1)		(9.1)
Replacement capex accrual	(0.9)	(3.7)		(3.7)
Cash interest accrual	(3.1)	(11.8)		(11.8)
Make whole payment	0.3	0.9		0.9
Payment to DTE Energy Corporation in connection with the Lake Terminal acquisition	$—	$1.8		$1.8

Distributable cash flow	$18.9	$81.6	$(3.6)	$78.0

Quarterly Cash Distribution	$15.2	$55.8		$60.8
Distribution Coverage Ratio(1)	1.24x	1.46x		1.28x

(1)	Distribution coverage ratio is distributable cash flow divided by cash distributions to the limited and general partners assuming a $0.475 per unit quarterly rate and $1.90 per unit annual rate.